Exhibit 5.1

Matthew Browne

+1 858 550 6045

mbrowne@cooley.com

June 30, 2023

Heron Therapeutics, Inc.

4242 Campus Point Court, Suite 200

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Heron Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 11,840,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), consisting of (i) 8,490,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Incentive Plan”), (ii) 400,000 shares of Common Stock issuable pursuant to the Company’s 1997 Employee Stock Purchase Plan, as amended (the “ESPP”, and together with the Incentive Plan, the “Plans”) and (iii) 2,950,000 shares of Common Stock issuable pursuant to inducement grants outside of a plan (the “Inducement Grants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Inducement Grants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Inducement Grants, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    10265 Science Center Drive    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

June 30, 2023

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Matthew Browne
Matthew Browne

Cooley LLP    10265 Science Center Drive    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com